EXHIBIT 10.132
                  TUDOR TECHNOLOGIES, INC. ELECTION TO EXERCISE




                            TUDOR TECHNOLOGIES, INC.
                      a British Virgin Islands Corporation
                         Tortola, British Virgin Islands
                             c/o Bart Nachamie, Esq.
                                 425 Park Avenue
                            New York, New York 10022


July 15, 1999


Play Co. Toys & Entertainment Corp.
Richard Brady, President
550 Rancheros Drive
San Marcos, California 92069

         Re:      Election of Option to Exercise

Dear Mr. Brady:

     Pursuant to an Assignment of Conversion Rights Agreement (the "Assignment") duly executed on September 15, 1998 by and between Tudor Technologies, Inc. ("Tudor") and ABC Fund, Inc., the holder of a debenture (the "Debenture") issued by Play Co. Toys & Entertainment Corp. ("Play Co.") in January 1998, ABC assigned all of its right, title, and interest in and to its right to purchase up to an aggregate of twenty-five (25%) percent of the outstanding shares of the common stock of a wholly-owned Play Co. subsidiary, Toys International, Inc. ("Toys"), all as more fully set forth in a certain Letter Agreement dated June 30, 1998 by and between ABC and Play Co. (the "Letter Agreement").

     In accordance with the aforesaid documents (the Debenture, the Assignment, and the Letter Agreement), please be advised that Tudor hereby elects to exercise its option to purchase from Play Co. 25% of the issued and outstanding shares of Toys at an exercise price equivalent to the net book value per share of Toys' common stock as of the most recent ended quarter, to wit, June 30, 1999.

     Please acknowledge receipt of the foregoing by executing below. Thank you for your attention to this matter.

Very truly yours,




Receipt of the foregoing is hereby acknowledged by Play Co. Toys & Entertainment Corp.


James B. Frakes, Secretary